Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
William Lyon Homes, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-219413) on Form S-8, and (No. 333-226064-01) on Form S-4 of William Lyon Homes, Inc. of our report dated February 28, 2019, with respect to the consolidated balance sheets of William Lyon Homes, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appears in the December 31, 2018 annual report on Form 10-K of William Lyon Homes, Inc.

Our report dated February 28, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of William Lyon Homes’ internal control over financial reporting as of December 31, 2018, RSI Communities (RSI) internal control over financial reporting associated with total assets of $622 million and total revenues of $312 million included in the consolidated financial statements of William Lyon Homes and subsidiaries as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of William Lyon Homes also excluded an evaluation of the internal control over financial reporting of RSI.

/s/ KPMG LLP

Irvine, California
February 28, 2019